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Exhibit 10.2

FARMOUT CONTRACT

        THIS FARMOUT CONTRACT ("Contract"), made this 14th day of November, 1997, by and between AMOCO PRODUCTION COMPANY, a Delaware corporation, authorized to do business in the State of Kansas, whose mailing address is P.O. Box 800, Denver, Colorado 80201, hereinafter referred to as "Amoco" or "Farmor" and PRESCO, INC., a Delaware corporation, authorized to do business in the State of Kansas, whose mailing address is P. O. Box 7520, The Woodlands, Texas 77387, hereinafter referred to as "PRESCO" or "Farmee". Farmer and Farmee are sometimes collectively referred to herein as the "Parties";

        WITNESSETH, THAT:

        WHEREAS, Amoco is the owner of certain oil and gas leasehold and mineral interests, as to those depths below the top of the Heebner Shale (or if the Heebner Shale is not present, then,400' below the base of the Council Grove formation), with said oil and gas leasehold and mineral interests being located in Morton, Grant, Stevens, Stanton, Kearny, Finney, Haskell, Hamilton, and Seward Counties, Kansas, as shown in yellow on the attached Exhibit "A" and hereinafter referred to as "Lease Acreage" and with the whole of said Lease Acreage sometimes referred to as "Exploration Area"; and

        WHEREAS, Amoco, has agreed to farmout to PRESCO and PRESCO has agreed to accept from Amoco, its successors and assigns, the hereinafter specified interests in the Lease Acreage, Insofar and only insofar as to the depths described herein above, with the right: to ingress and egress upon the Lease Acreage expressly provided to the Parties, and subject to the reservations, terms, covenants and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

        1.    EXCEPTIONS:

        Notwithstanding anything contained herein to the contrary, Amoco excludes from this Contract and reserves unto itself all right, title and interest in and to the Lease Acreage as to all depths as to each eighty (80) acre tract attributable to each oil well capable of commercial production below the base of the council Grove formation and all depths as to each three hundred twenty (320) acre tract attributable to each gas well capable of commercial production below the base of the Council Grove formation in existence as of the date of this Contract. The determination as to which acreage would be excluded from this Contract shall coincide with the Lease Acreage attributable to each unit by Amoco's lease records as of the date of this Contract.

        Notwithstanding anything contained herein to the contrary, Amoco excludes from this Contract and reserves unto itself, all right, title and interest in and to the Lease Acreage as to the depths lying in the interval from the surface of the earth down to the top of the Heebner formation (or in the event the Heebner shale is not present, then four hundred (400) feet below the base of the Council Grove formation).

        2.    TITLE:

        Amoco does not warrant title to the Lease Acreage that comprises the Exploration Area covered by this Contract. Farmee shall assume all title risks. A review of the county records in which the lands are located would reveal that Amoco has some interest in some of the lands shown on the attached Exhibit "A" as to depths described herein above. A further examination would reveal that Amoco's rights are limited by, among other things, depth restrictions, product restrictions and burdens in excess of the landowner's 1/8th royalty. Amoco shall not be required to cure title defects discovered by Farmee. There shall be no obligation of any nature, on the part of Amoco to purchase new or supplemental abstracts, nor to do any curative work in connection with the title to the leases and minerals that comprise the Lease Acreage. Any additional title examination and curative work shall be conducted by PRESCO at PRESCO'S sole cost, risk and expense. Farmee shall have access to, for review and reproduction at Farmee's expense, during normal business hours in Amoco's office, all Amoco lease and contract files associated with the Lease Acreage. Farmee shall have access during normal business hours in Amoco's office, to Amoco's Lease Data computer system for review and copying of information regarding the Lease Acreage.

        3.    EXPLORATION TEST WELLS:

        Farmee shall at no cost, risk or expense to Amoco, drill or cause to be drilled a minimum of ten (10) Exploration Test Wells located on the Lease Acreage, or within a pooled or unitized area or unit containing Lease Acreage within the Exploration Area, for each calendar year this Contract is in effect, beginning with the 1998 calendar year. For purposes of this Contract, a well drilled or caused to be drilled by Farmee, shall be considered an Exploration Test Well if such well is located on Lease Acreage or lands pooled or unitized therewith and if either of the following conditions apply: i) the well is a newly-drilled well located a distance of one (1) mile or greater from an existing well, then producing from any horizon below the top of the Heebner Shale, (or if the Heebner Shale is not present, then 400' below the base of the Council Grove formation); or ii) the well is a newly-drilled well located a distance of less than one (1) mile from an existing well capable of commercial production, with said newly drilled well being completed as a well capable of production from a stratigraphic horizon, which is not correlative, nor in pressure communication, with the stratigraphic horizon currently producing; or a stratigraphic horizon capable of commercial production, in the existing wellbore. For purposes of the Exploration Test Well definition, a stratigraphic horizon shall be defined as each separate potentially productive interval within a formation.. For example: the upper, middle or lower Morrow zones shall each be considered separate stratigraphic horizons within the Morrow formation, likewise, the "B" or "C" zones which produce from the St. Louis formation shall be considered separate stratigraphic horizons in an Exploration Test Well. Determination as to whether or not a well. shall be considered an "Exploration Test Wall" for purposes of this Contract shall be made as of date of the commencement of the actual drilling of the well, or if the well is completed so as to comply with the requirements set forth in ii) above, upon the date of completion. Farmee shall be required to commence, or cause to be commenced, the actual drilling of not less than three (3)of the required ten (10) Exploration Test Wells on the Lease Acreage within the first one hundred and eighty (180) days of the first day of each new calendar year, with the actual drilling of the remaining seven (7) wells to be commenced, or caused to be commenced within the remaining one hundred and eighty five (185) days of the year. Each Exploration Test Well shall be drilled, or caused to be drilled, to a minimum total depth of at least 5600, below the surface of the earth or to a depth sufficient to test the St. Louis formation whichever is the lesser depth, hereinafter referred to as "Contract Depth". Farmee shall be required to drill, or cause to be drilled, a minimum of two (2) of the ten (10) Exploration Test Wells on Lease Acreage located in Stanton., Grant, Stevens, Morton, Hamilton or Kearny Counties, Kansas, which for purposes of this Contract are outlined in magenta on the attached Exhibit "A". All wells drilled, or caused to be drilled on Lease Acreage by Farmee, considered Exploration Test Wells or otherwise shall be required to be completed as a test well capable of the commercial production of oil and/or gas, taken over by Amoco, as provided for in Article Eleven (11) below, or plugged and abandoned as a dryhole within sixty (60) days of drilling rig release. Amoco shall not limit the number of other wells, not considered Exploration Test Wells, drilled, or caused to be drilled under this Contract.

        Should the number of Exploration Test Wells drilled or caused to be drilled, or replaced by the acquisition of 3-D seismic as provided below, by Farmee in any calendar year, be in excess of the ten (l0) required Exploration Test Wells, Farmee's obligation in the subsequent calendar year to "drill or cause to be drilled ten (10) Exploration Test Wells, shall be reduced by said number of wells up to a maximum number of four (4). In no instance shall Farmee's obligation to drill, or cause to be drilled a minimum number of two (2) Exploration Test Wells per year on the West Side, or acreage pooled therewith, be reduced. Should Farmee elect to acquire 3-D seismic on Lease Acreage within the Exploration Area, on its own, by, through or under a party other than Amoco, Farmee shall have the right to substitute the acquisition and processing of 3-D seismic for the drilling of up to a maximum number of three (3) Exploration Test Wells per calendar year at a rate equal to four (4) 640 acre governmental sections of 3-D seismic acquired and processed on the Lease Acreage to one (1) Exploration Test Well. The seismic data acquired by Farmee for purposes of reducing Farmee's obligation to drill Exploration Test Wells shall be located on governmental quarter sections where Amoco owns a minimum of seventy five percent (75%) of the gross working interest in oil and/or gas rights. For purposes of reducing Farmees obligation to drill Exploration Test Wells hereunder, Farmee shall be allowed to combine four (4) separate governmental quarter sections in which Amoco owns a minimum seventy five percent (75%) gross working interest to create a 640 acre governmental section. It is recognized by the Parties, that in order for Farmee to obtain full fold data on the Lease Acreage or a portion thereof, Farmee may be required to acquire data beyond the boundary of an Amoco lease or mineral interest. In said instance, Farmee shall be allowed to utilize the additional area covered by the data in calculating Farmee's credit toward the drilling of Exploration Test wells hereunder. It is herein recognized that seismic data is typically acquired during the months of November, December, January, February, and March, hereinafter referred to as "Acquisition Window". For purposes of determining whether data acquired shall serve to diminish Farmee's obligation to drill Exploration Test Wells hereunder, it is hereinafter agreed that 3-D seismic data acquired during said Acquisition Window shall he utilized by Farmee to reduce Farmee's obligation to drill Exploration Test Wells in the next calendar year only. For example, should Farmee begin the actual acquisition of seismic data in December of 1998 and. not complete the actual acquisition of data until January of 1999, the data acquired may serve to reduce Farmee's Exploration Test Well drilling obligation for 1999 only. Processing of said data shall be completed within twelve (12) months from the. date in which the acquisition of data was completed, or if processing is required in the case of purchased data, from the date the data was purchased. The right to conduct and/or acquire 3-D or 2-D seismic data and geophysical surveys on Amoco Lease Acreage is expressly granted to Farmee by Amoco. Farmee shall not be required to obtain a permit from Amoco prior to acquisition of the geologic or geophysical data, and is herein granted the right, but not the obligation to approve third party requests to acquire geologic or seismic data on the Lease Acreage, however, Farmee shall conduct its operations and require any third parties to conduct their operations, in a good and workmanlike manner and shall settle all reasonable damages with the surface owners as soon as would be practical after the work has been completed. Amoco shall have access to said data upon its written request. Should Farmee fail" to drill or cause to be drilled the ten (10) Exploration Test Wells, or reduce said drilling requirement through the acquisition and processing of seismic data within each and every calendar year, as set forth herein above, this Contract shall immediately terminate.

        4.    DATA:

        Amoco agrees to sell to Farmee, for the sum of ten dollars, and other good and valuable consideration, all geological and 3-D geophysical data, owned, obtained, controlled or in the possession of Amoco, as it pertains to the Exploration Area, including but not limited to, all geophysical data resulting from field seismic operations, observer's reports, surveyor's notes, shot point maps, and magnetic tapes used to record the raw seismic data. Not longer than sixty (60) days following receipt of payment by Farmee to Amoco, Farmee shall receive copies of all processed data as it pertains to the Exploration Area. Amoco shall make available to Farmee for Farmee's use, inspection and copying, all of the geological, production and reservoir information, data and interpretations in Amoco's possession with respect to the Exploration Area, including but not limited to, well logs, microfiche sets, and any geological or geophysical leads and/or interpretations. All costs associated with the copying or collection of all data and or information described herein shall be completed at Farmee's sole cost and expense. Amoco shall make no warranty whether express or implied with respect to the reliability, accuracy or to the completeness of the data for any particular purpose. Farmee agrees to use the data made available by or through Amoco at its sole cost risk and expense, and shall not seek to hold Amoco liable or responsible, in any respect for Farmee's use of the data. Additionally, not later than thirty (30) days from the effective date of this Contract, Amoco shall be required to furnish to Farmee all data, materials and equipment as set forth on the attached Exhibit "B".

        5.    DRILLING AND COMPLETION OF WELLS:    (Applicable separately to each well)

        All operations conducted by Farmee, it successors and assigns shall be at Farmee's sole cost, risk and expense. Farmee agrees to indemnify, defend and hold Amoco harmless from and against all claims, demands, causes of action and judgments of any nature (and all costs and fees associated with same) arising in favor of any party (including Farmee, Farmee's employees, agents, servants, contractors or invitees or Amoco's employees and any other party whomsoever) for personal injury, death, property damage, damage to natural resources, or for any other reason whatsoever, growing out of, incident to, or arising, either directly or indirectly, from Farmee's, its successors and assigns, operations on or with respect to the Exploration Area. Farmee further agrees to pay Amoco for any damages to Amoco's property which is caused by Farmee, Farmee's employees, agents, servants, contractors or invitees or Farmee's successors and assigns.

        Prior to building the location for any well drilled hereunder, Farmee shall furnish Amoco with a detailed plat showing the location of the well. Farmee shall notify Amoco immediately when the location for each well to be drilled hereunder is staked, when the material for the drilling thereof is moved to the location and when actual drilling is commenced. Farmee shall provide to Amoco one (1) copy of the staking plat, along with the Kansas Corporation Commission "Permit To Drill" at no cost to Amoco.

        After actual drilling has been commenced and continuing until Farmee has completed as a well capable of producing oil and/or gas in commercial quantities, is taken over by Amoco as provided for in Article Eleven (11) below, or is plugged and abandoned as a dry hole, Farmee shall furnish to Amoco daily reports as to the progress as well as any and all other information requested by Amoco as set forth in the Geological Requirements included herein as Exhibit "C".

        Once a well has reached contract Depth and Farmee determines that the well drilled is incapable of producing oil or gas in commercial quantities and that said well should be plugged and abandoned, and Amoco has declined to takeover the well as provided for in article Eleven (11) below, Farmee shall proceed at Farmee's sole cost, risk and expense to plug and abandon said well in accordance with all applicable state and local laws and regulations. Farmee shall additionally level the ground around the location and clean the premises so as to comply with the Environmental Stipulations set forth in Exhibit "D".

        6.    SUBSTITUTE WELLS:

        If, because of encountering impenetrable substances or because of other conditions making further drilling impracticable, Farmee may discontinue drilling any well under this Contract before reaching Contract Depth. Farmee shall have the right, but not the obligation, to drill a "substitute" well at a legal location on the same tract of acreage as the well it is to replace, provided the actual drilling of said substitute well is commenced not later than thirty (30) days after the abandonment of the Exploration Test Well or other well which it is to replace. If Farmee elects to commence a substitute well, it thereafter shall prosecute the drilling thereof to Contract Depth and complete said substitute well with due diligence. If a substitute well is drilled as herein provided, than Farmee shall be deemed to have complied with this Contract as if the substitute well had been an original well.

        7.    GEOLOGICAL REQUIREMENTS:

        Farmee shall test or have tested all wells drilled under this Contract and promptly furnish Amoco all data and information specified in Exhibit "C" attached hereto. Within fourteen (14) days of discovery by Farmee that data as set forth in said Geological. Requirements has not been provided to Amoco, Farmee shall provide to Amoco any and all information which had not been previously forwarded.

        8.    COST OF THE WELL:    (Applicable separately to each well)

        The entire cost and expense associated with the drilling, testing and equipping each well drilled hereunder shall be paid by Farmee or shall be paid by a third party in the instance of a farmout by Farmee to a third party, as provided fort hereinabove, unless Amoco elects to take over a well as provided for in Article Eleven (11) hereto. Farmee or said third party shall maintain the Lease Acreage free and clear of any and all liens and encumbrances. As a condition precedent to Amoco's obligation to perform in accordance with the provisions of this Contract, Farmee shall furnish, at the request of Amoco, evidence satisfactory to Amoco establishing the prudent payment of bills required to be paid by Farmee in connection with any well drilled hereunder.

        9.    CONTRIBUTIONS:

        All contributions, including but not limited to, dry hole money, bottom hole money, acreage, farmout agreements, or farmout option agreements received in connection with the drilling of any well drilled under this Contract will be owned solely by Farmee.

        10.    WELL CLASSIFICATION:

        An "oil well" shall be defined as any well drilled hereunder with a GOR of less than 15,000:1. A "gas well" shall be defined as any well drilled hereunder with a GOR of greater than 15,000:1. All determinations as to a well's type, either gas or oil, shall be made on the date of completion. It is hereby agreed that should the classification for any well drilled hereunder change from oil to gas thereby causing the assignment delivered by Amoco to Farmee of a 160 acre governmental quarter section to cover an inadequate proration area either for KCC compliance or for the distribution of royalties under a pre-existing unitization agreement, then Amoco shall, upon request by Farmee, agree to an assignment of the remaining leasehold it owns below the top of the Heebner to total depth drilled in the 640 acre governmental section in which said well is located.

        11.    TAKEOVER PROVISION:

        Amoco shall retain the right, but not the `obligation to takeover any Well drilled by virtue of this Contract as hereinafter provided:

          a)    Prior to the commencement of the actual drilling of a well under this Contract, Farmee shall furnish to Amoco a plat showing the location of the well to be drilled. Within five (5) days of receipt of said plat, Amoco shall declare in writing to Farmee, its intention to takeover the well bore, in the event of a dryhole, at a time mutually agreed to by the Parties prior to the drilling well reaching Contract Depth. Failure by Amoco to timely notify Farmee of its intention to takeover a well, shall constitute Amoco's concurrence with Farmee's intention to plug and abandon the well. Amoco shall release Farmee from all liability and costs incurred in the well at the point of takeover by Amoco.

          b)    Not later than thirty (30) days prior to the plugging and abandonment of any producing well drilled under this Contract, Farmee shall notify Amoco of its intention to plug and abandon said well. Amoco shall have the option to takeover said well, for its own purposes, free of any cost to Amoco, by notifying Farmee, in writing within fifteen (15) days from receipt of the aforementioned notice, and prior to said well being plugged and abandoned as a dryhole. Failure by Amoco to timely notify Farmee of its intention to takeover a well, shall constitute Amoco's concurrence with Farmee's intention to plug and abandon the well. Amoco shall release Farmee from all liability and costs incurred in the well at the point of takeover by Amoco.

        12.    PERFORMANCE:    (Applicable separately to each well completed as a well capable of the commercial production of oil and/or gas)

        12.1    Assignments:    Not later than sixty (60) days after Farmee has completed or caused to be completed. a well drilled hereunder, Farmee shall notify Amoco that said well has been completed as a well producing oil or gas in commercial quantities or as a well capable of commercial production of oil or gee, and Farmee has otherwise complied with and performed all of the other terms, covenants and conditions herein, providing to Amoco the total depth drilled in the well and said weal's exact location. Farmee shall within a reasonable time thereafter, prepare and deliver to Amoco for execution, an assignment a follows:

          (a)   An assignment of one hundred percent (100.0%) of Amoco's right, title and interest in and to the oil and gas leases, as to the oil, gas and mineral rights, comprising that part of the Lease Acreage covering land within the one hundred sixty (160) acre tract comprising the governmental quarter section where such well is located from the top of the Heebner Shale (or from 400' below the base of the Council Grove formation if the Heebner Shale is not present) down to total depth drilled as found in the test well, insofar as said leases cover land within said one hundred sixty (160) acres of the Lease Acreage, if the well has a gas-oil ratio of less than 15,000 to 1. Such assignment shall reserve unto Amoco a non-convertible overriding royalty interest equal to the difference between twenty percent (20%) and any burdens in existence on the Lease Acreage as of the date of this Contract.

          (b)   An assignment of one hundred percent (100.0%) of Amoco's right, title and interest in and to the oil and gas leases, as to the oil, gas and mineral rights, comprising that part of the Lease Acreage covering land within the six hundred forty (640). Acre. tract comprising the governmental section where°`U6h well is located, from the top of the Heebner Shale (or from 400' below the base of the Council Grove formation if the Heebner Shale is not present) down to total depth drilled as found in the well, insofar as said leases cover land within said six hundred forty (640) acre governmental section of Lease Acreage, if the well has a gas-oil ratio of equal to or greater than 15,000 to 1. Such assignment shall reserve unto Amoco a non-convertible overriding royalty interest equal to the difference between twenty percent (20%) and burdens in existence on the Lease Acreage as of the date of this Contract.

        All assignments prepared by Farmee under this Contract, for the successful completion of a well, shall be prepared using the form of assignment attached hereto as Exhibit "E". All oil and Gas Leases prepared by Farmee under this Contract, prior to the drilling of a well hereunder, shall be prepared using the form of oil and Gas Lease attached hereto as Exhibit "F".

        It is hereby understood and agreed, that should Amoco be unable to deliver a proportionately reduced 80% net revenue leasehold,. then Amoco shall assign the maximum deliverable net revenue interest available, up to 80%. It is understood that in some instances, the proportionately reduced net revenue interest, deliverable from Amoco to Farmee may fall below 80%. In those instances where delivering less than a proportionately reduced 80% net revenue interest occurs, Amoco shall not retain an override. Additionally, Amoco's inability to deliver proportionately reduced 80% net revenue interest shall not constitute a breach of this Contract. Any assignment granted to Farmee under this Contract shall be subject to a re-assignment to Amoco upon the plugging and abandonment of the well or wells drilled on the assigned Lease Acreage, free of all burdens, liens and encumbrances created by Farmee or otherwise, as of the date of this contract.

        12.2    Recording of,Assignments or Leases:    Upon delivery to Farmee thereof, of a fully executed and acknowledged assignment, Farmee agrees to forthwith file of record the assignment(s) delivered to Farmee by Amoco hereunder and to furnish Amoco with the pertinent recording data thereof as soon as the same is available.

        12.3    Affidavits of Production:    At the time that production is obtained from any part of the Lease Acreage, Farmee shall execute and file of record in the appropriate county, an Affidavit of Production pursuant to the laws of the State of Kansas with respect to such producing lease(s). Farmee shall immediately furnish a copy of the recorded Affidavit of Production to Amoco, free of cost to Amoco.

        13.    SHUT-IN GAS ROYALTY AND ABANDONMENT OF WELLS:

        Farmee agrees to notify Amoco in writing of the anticipated completion of a shut-in gas well, the shutting in of a producing gas well or the abandonment (both temporary or permanent) of a completed well, at least five (5) days (excluding Saturdays, Sundays and legal holidays) prior to taking such action. Farmee shall pay any shut-in payment that may become due pursuant to the terms of the affected lease (a) and furnish Amoco copies of such checks making any required payment. Farmee agrees to promptly notify Amoco upon the return to production of any well which has been shut-in or abandoned.

        14.    EXISTING AGREEMENTS:

        The Parties hereto recognize that certain tracts of the Lease Acreage may be subject to pre-existing agreements. Copies of all such agreements which are deemed by Amoco to have a material effect on Farmee's rights under this contract shall be furnished to Farmee when they come to the attention of Amoco, provided Amoco has the legal right to furnish the agreement(s). Amoco shall not be required to search to discover the existence of any such agreements. In no event shall Amoco have or incur any liability to Farmee, its successors or assigns, for failure to identify any such agreements.

        15.    LANDOWNER DEMANDS:

        In the event that Amoco or Farmee shall receive any demand from or on behalf of a landowner for the drilling of a well on the Lease Acreage subject to this Contract, the party receiving the demand shall promptly notify the other party of said demand. Farmee shall have fifteen (15) days in which to respond to the landowner acknowledging receipt of such demand. Farmee and Amoco shall have an additional fifteen (15) days to formulate a more definitive response to the landowner either expressing Farmee's intent to cause a well to be drilled, or if drilling would appear to be imprudent then formulating an appropriate response td said landowner and forwarding said response to Amoco for finalization and transmission to the landowner. Farmee shall be allowed a reasonable time to resolve issues set forth in each demand and shall be required to keep Amoco apprised of said actions. Should Farmee be unable to satisfy said landowner's demand, Amoco and Farmee shall work together to formulate a reasonable approach to resolution of the issue. Should Amoco and Farmee disagree on the action required to resolve the landowner's demands, Amoco and Farmee shall as soon as would be practical, seek resolution through the arbitration procedure set forth on Exhibit "I". However, release of an oil and gas lease to satisfy a landowner's demand shall be at Amoco's sole option.

        16.    SURFACE DAMAGE:

        Prior to building or staking a location on the Lease Acreage, or lands pooled therewith, Farmee shall make personal contact with each and every surface owner holding title to land on which Farmee intends to conduct operations. Farmee shall settle damages with said surface owner prior to commencing operations and said damage settlement shall be made in accordance with the Southwest Kansas Royalty owners Association guidelines, a copy of which is attached as Exhibit "a" to this Contract. If Farmee is able to settle damages with the surface owner for a lesser sum of money than is set forth in the Southwest Kansas Royalty Owners Association guidelines and can provide written evidence to Amoco that the surface owner is satisfied with said settlement, then said settlement shall be acceptable to Amoco. Farmee shall either 1) furnish proof to Amoco in written form, signed by the actual surface owner, that damages have been settled, or 2) shall furnish proof that damages have been paid in accordance with Southwest Kansas Royalty Owners Association's guidelines if the damages caused have been reasonable and customary. No burn pits are allowed in conjunction with the operations under this Contract. All trash must be removed by Farmee. from the drillsite immediately following the drilling of each well.

        17.    ENVIRONMENTAL STT'ULATIONS:

        Farmee shall be held in strict compliance with the Environmental Stipulations set forth on Exhibit "D". Within forty-eight (48) hours of discovery by Farmee that an Environmental Stipulation has been breached, Farmee shall notify Amoco, both by telephone and in writing, of said breach, including details regarding location and factual information about what had occurred. Additionally, Farmee shall promptly indicate the steps it intends to take to remediate the occurrence. As soon as would be practical, Farmee shall commence the actual on-site work to remediate the occurrence and within sixty (60) days of the onset of the incident, bring the lands associated with the incident back into compliance with the Environmental Stipulations.

        18.    FARMOUT REQUESTS:

        All requests for farmout of Lease Acreage within the Exploration Area received by Amoco or Farmee shall be addressed by Farmee promptly. Amoco shall promptly forward any requests for farmout it receives to Farmee. It is the expectation of Amoco that each farmout request received by the Farmee or Amoco shall be reviewed by Farmee and Farmee shall consider each request's applicability to Farmee's drilling plans. If Farmee considers that a farmout of the Lease Acreage would be prudent, within Farmee's sole discretion, Farmee shall as soon. as would be practical farmout said Lease Acreage, or a portion thereof to said company.

        19.    INSURANCE:

        As to all operations hereunder with respect to each well, Farmee shall secure and maintain the following insurance:

          (a)   Workmen's Compensation Insurance: In compliance with Workmen's compensation laws of the governmental bodies having jurisdiction and with Employer's Liability insurance with a limit of $100,000 each accident with respect to bodily injury and the aggregate with respect to occupational diseases.

          (b)   General Liability Insurance: A combined single limit of $500,000 each occurrence for bodily injuries or death and property damage.

          (c)   Automobile Liability Insurance: A combined single limit of $500,000 each accident for bodily injuries or death and property damage.

        Farmee shall require its contractors and subcontractors working or performing services on the premises covered hereby to comply with the Workmen's Compensation laws of the governmental bodies having jurisdiction and to carry such other insurance and in such amounts as Farmee shall deem necessary.

        Farmee shall obtain and maintain a drilling bond with the State of Kansas.

        20.    FORCE MAJEURE:

        Non-performance, other than failure to make. payments due under this Contract, shall be excused in the event performance is prevented by strikes, fires, floods, tornadoes, lightning, explosions, acts of God or public enemy, or other happenings beyond the reasonable control of the Parties hereto whether similar or dissimilar to the causes herein specifically enumerated; provided, however, that performance)shall be resumed within a reasonable time after such cause has been removed. The affected party shall use reasonable diligence to remove the force majeure as quickly as possible. In the case of force majeure, the party hereto asserting said force majeure shall, within five (5) days of discovery of the force majeure, notify the other party hereto of the existence of the force majeure and the reasons therefore. Once the force majeure event has terminated, the party hereto asserting force majeure shall, within five (5) days of termination of the force majeure, notify the other party hereto of the termination of said conditions.

        21.    SALT WATER DISPOSAL WELLS:

        Farmee shall not drill any Salt Water Disposal Wells on the Lease Acreage without the prior written consent of Amoco, said consent shall not be unreasonably withheld.

        22.    TECHNICAL REVIEWS:

        Farmee shall, beginning in June of 1998, and in June and December of each calendar year thereafter during the term of this Contract, provide to the appropriate Amoco personnel, a review of Farmee's activities on the Lease Acreage in the Exploration Area. Information included in the review shall include, but shall not be limited to, details regarding proposed seismic acquisition programs, well status reports including location and results of wells drilled and location and approximate drilling schedule of proposed wells. Additionally, the review shall include. information regarding the handling of farmout requests received by Farmee including information detailing the response or proposed response Farmee made to each request. All information included in the review shall be held strictly confidential by Amoco.

        23.    INTERNAL REVENUE CODE ELECTION:

        This Contract is not intended to create, land shall not be construed to create, a relationship of partnership or an association for profit between or among the partied hereto. If, for Federal income tax purposes, this Contract and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 198.6, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. If any present or future income tax laws of the State of Kansas or any future income tax laws of the United States contain provisions similar to those in Subchapter K, Chapter 1, subtitle A, of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws.

        24.    INDEMNITY:

        Amoco shall agree to indemnify, defend and hold Farmee, its affiliates, officers, agents and employees harmless from and against any and all claims, damages, losses, costs (including without limitation reasonable attorney fees, court costs or other expenses incurred in the defense of any claim or lawsuit.) which arise out of, or are attributable to. Amoco's actions prior to or under this Contract, including but not limited to, all claims for injury or death, claims for damages to property and claims relating to violations of applicable laws, rules, orders, regulations or codes.

        Farmee shall agree to indemnify, defend and hold Amoco, its affiliates, officers,' agents and employees harmless from and against any and. all claims, damages, losses, costs (including without limitation reasonable attorney fees, court costs or other expenses incurred in the defense of any claim,pr lawsuit) which arise out of, or are attributable to Farmee's actions prior to or under this Contract, including but not limited to all claims for injury or death, claims for damages to property and claims relating to violations of applicable laws, rules, orders, regulations or codes.

        25.    LAWS AND REGULATIONS:

        Farmee shall comply with and conduct its operations hereunder as a reasonable and prudent operator and in accordance with the terms and provisions of the oil and gas leases comprising the Lease Acreage, all existing contracts which Farmee has been made aware of by Amoco, and all applicable laws, ordinances, rules, regulations, and orders, of all governmental authorities having jurisdiction thereof. This Contract and the rights and duties of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Kansas; without regard to any choice of law provisions thereof. Venue for all matters for this Contract shall be the Federal Court located in Wichita, Kansas. If the Federal Court in Wichita, Kansas is divested of jurisdiction, forum and venue shall be in the State District Court in Wichita, Kansas.

        26.    NOTICES:

        Except as herein otherwise expressly provided, any notice or other communication required or permitted hereunder shall be deemed to have been properly given when delivered personally, by facsimile or by registered mail, with all postage or charges fully prepaid, to the other party at its address as set forth as below:

  Amoco Production Company
  P.O. Box 800
  1670 Broadway
  Denver, Colorado 80201
  Attn.: Ms. Colleen M. Kennedy
  Office: (303) 830-5817
  Fax: (303) 830-5388

  PRESCO, Inc.
  P. O. Box 7520
  The Woodlands, Texas 77387
  Attn.: Mr. David R. Wheeler
  Office: (281) 367-8697
  Fax: (281) 364-4919

        All notices are deemed given when received. Any notice given may be preceded by a telephonic conversation, but shall not be deemed properly given until notice is received as outlined above. Each party hereto shall have the right to change its address,. telephone or facsimile number by notifying the other party hereto in writing.

        27.    BANKRUPTCY:

        In the event Farmee becomes insolvent or files for voluntary protection under the Federal Bankruptcy Act or in the event Farmee's creditors file any such involuntary action against it and the involuntary action is not dismissed. within ninety (90) days, this Contract shall terminate in its entirety and Farmee shall have no further right to drill any additional wells or receive an assignment of additional acreage.

        28.    CALL ON PRODUCTION AND PROCESSING:

        Farmee shall provide to Amoco three (3) copies of the completion report for each well drilled on the Lease Acreage or land pooled therewith within fifteen (15) days after it is filed with the applicable state agency. One (1) copy shall be sent to Amoco at P.O, Box 3092, Houston, Texas 77253 to the attention of the Natural as Manager (West); and two (2) copies shall be sent to-Amoco at P.O. Box 800, Denver, Colorado 8020l, of which one (1) copy shall be to the attention of Crude Oil Supply Manager, and of which one (1) copy shall be to the attention of Western U. S. Business Unit Land Manager.

        Not longer than thirty (30) days from the completion of a well drilled hereunder, Farmee shall notify Amoco in writing that said well has been completed.

        A.    Call on Oil:

        Amoco reserves and excepts unto itself, its successors and assigns, the option and exclusive right at any time, at all times and from time to time, to purchase all oil, distillate, condensate, and other liquid hydrocarbons, including natural gas liquids produced at any processing facility to the extent that the source gas stream for this liquid production originates from said Lease Acreage, hereinafter referred to as "Oil"", produced and saved from said Lease Acreage or allocated to said Lease Acreage. Within seven (7) days of written notice, by Farmee to Amoco, to the attention of the crude oil Supply Manager, at the address set forth above, that Farmee has received a bona fide offer for the purchase of Oil, Amoco shall notify Farmee whether or not it elects to exercise its option to purchase said oil. If Amoco elects to exercise its option, payment for any Oil purchased hereunder shall match the terms and pricing included in said bona fide offer. If Amoco does not notify Farmee within the seven (7) day period that it has elected to exercise said option, it shall be deemed an election to waive this option. If Amoco does not elect to exercise its option to purchase such Oil as provided above, Farmee may enter into a contract to sell to another party for a term not to exceed one (1) year. Upon the termination of any such sales contract, Farmee shall give written notice to Amoco and Amoco's right to the above seven (7) day option period shall be revived.

        If, after exercising its option, Amoco should thereafter wish to cease purchasing Oil, it may do so upon; thirty (30) days advance notice to Farmee. Should Amoco elect not to exercise its option to purchase oil, or having made an election should Amoco determine to cease purchasing Oil, such action shall not be a waiver of the right to exercise the option at any later time. Amoco shall not be required to purchase or furnish a market for the Oil.

        B.    Call on Gas:

        Amoco reserves and excepts unto itself, its successors and assigns, the right, but not the obligation to make a bona fide offer to Farmee for the purchase of gas. Farmee shall be under no obligation to accept said offer from Amoco.

        C.    Processing Dedication Option:

        Amoco reserves and excepts unto itself, its successors and assigns, the following option and right, but not the obligation, to process all gas and casinghead gas ("gas") produced and saved from said Lease Acreage or allocated to said Lease Acreage. Farmee agrees, at Amoco's sole option on a well by well basis, to dedicate all gas produced from or allocated to the Lease Acreage to Amoco's Kansas Hugoton Jayhawk Plant ("Plant"), located in Grant County, Kansas. The Parties agree to negotiate in good faith and execute a gas processing agreement covering such dedicated gas. Said gas processing agreement shall keep Farmee whole on wellhead BTUs less shrinkage from fuel, volume losses, and unaccounted for gas associated with gathering. The Plant shall retain 100% of the products recovered from Farmee's gas. Additionally, the gas processing agreement shall include other terms and conditions customarily included in an agreement of this nature and which are consistent with the operation of the Plant. Amoco shall have a period of thirty (30) days from receipt of written notice from Farmee that a gas well has bean completed, received at Amoco's address in Houston, within which to exercise its right and option but not the obligation to avoid gas or to release its right to process. Amoco's election shall be given by written notice to Farmee within said thirty (30) day period. Failure to so notify Farmee within the thirty (30) day period shall be deemed an election by Amoco not to exercise its right.

        29.    CONFLICTS:

        Except as may be specifically provided, if any provision of any Exhibit attached hereto is inconsistent with any provision contained in the body of this Contract, the provisions in the body of this Contract shall control.

        30.    ASSIGNABILITY:

        This Contract shall be considered personal in nature and is not assignable, in whole or in part, without the prior written consent of Amoco. It is agreed that approval for Farmee to assign shall not be unreasonably withheld, Provided, however, Farmee is allowed, to enter into farmout arrangements with third parties, consistent with the provisions of this contract, as to Lease Acreage included in the Exploration Area, covering an area" of up to thirty-six (36) 640 acre governmental sections each, without the prior written consent of Amoco. Additionally, Farmee is granted the right to assign this Contract, to a majority owned company, provided however that Farmee shall be held strictly liable for said company's performance under this Contract and Farmee shall be obligated to execute a Guarantee by Farmee of assignee's performance under this Contract.

        The letter provided herein as Exhibit "H", is hereby prepared by Amoco and is intended to be provided to potential third party farmees, indicating that FRESCO, Inc, is the farmee of Amoco's deep acreage in the Exploration Area.

        31.    DISPUTE RESOLUTION:

        Should a dispute arise as to the interpretation of any provision of this Contract, Amoco and Farmee agree to proceed in good faith to attempt resolution of said dispute by following the procedure set forth in Exhibit "I" to this Contract.

        32.    TERM:

        This Contract shall be in effect, and shall inure to the benefit of the Parties hereto; their successors and assigns, for a term ending December 31, 2005, unless terminated earlier due to Farmee's failure to perform as specified by this Contract. Upon the termination of this Contract, Farmee, its successors and assigns shall retain all interest in lands previously assigned, but shall have no right to an assignment of additional acreage by the drilling of a well or wells capable of production. So long as Farmee has met all of its obligations under the terms of this Contract, Farmee may elect to extend the definitive agreement on an annual basis, until December 31, 2013, by giving written notice to Amoco of its intent annually, not later than September 1 of each calendar year.

        33.    SAVING CLAUSE:

        In case any one or more of the provisions contained in this Contract shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Contract. In such event this Contract shall be construed, if at

        34.    FINAL AGREEMENT:

        This Contract including Exhibits "A" through "I" is the full and final agreement between the parties hereto and supersedes all prior negotiations and agreements, whether written or oral, including but not limited to the Letter of Intent between the Parties dated October 28, 1997. The Parties disclaim all oral, written or electronic communications, statements or representations made prior or subsequent to this Contract except those included in this Contract. This Contract may be amended only by written agreement signed by both Parties.

        35.    EXECUTION:

        If this Contract is not duly executed by Farmee on or before November 21, 1997, then and thereupon, at Amoco's option, this Contract shall be null and void and of no effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

AMOCO PRODUCTION COMPANY
By:	/s/ JOHN A. HUSTON John A. Huston Attorney-in-Fact
PRESCO, INC.
By:	/s/ DAVID R. WHEELER
Title:	Executive Vice President
Name:	David R. Wheeler

ATTEST:

STATE OF COLORADO	)
CITY AND	)	ss.
COUNTY OF DENVER	)

        The foregoing instrument was acknowledged before me this            day of November, 1997 by                        , Attorney-In-Fact for AMOCO PRODUCTION COMPANY, a Delaware Corporation.

        WITNESS my hand and official seal.

Notary Public
My Commission expires:

STATE OF COLORADO	)
CITY AND	)	ss.
COUNTY OF DENVER	)

        The foregoing instrument was acknowledged before me this    day of                        , 1997 by                        , of PRESCO, INC.

        WITNESS my hand and official seal.

Notary Public
My Commission expires:

EXHIBIT "A"—MAP

EXHIBIT "B"

        Attached to and made a part of that certain Farmout Contract dated November 14, 1997 by and between Amoco Production Company and PRESCO, Inc.

1.
Interpretive Imaging Software License including existing database and future license.

2.
Binocular Scope 3, Microfiche

4.
Tamran Readers (ail 3 machines)

5.
Hard copy logs

6.
Greenback Well Files

7.
Access to Amoco's cores and cuttings

8.
Digital well data.

9.
All interpretive maps and cross sections generated by Amoco staff in southwest Kansas.

10.
Two Head SUN Workstation

11.
3-D data; processed, interpreted and raw data.

EXHIBIT "C"

        Attached to and made a part of that certain Ferment Contract dated November 14, 1997 by and between Amoco Production Company, "Amoco" and PRESCO, Inc. "PRESCO".

        AMOCO PRODUCTION COMPANY GEOLOGICAL
REQUIREMENTS CONCERNING ALL WELL(S)
LOCATED ON THE EXPLORATION AREA

        PRESCO, shall give Amoco Production Company ("Amoco") or its authorized representatives access to well(s) and the derrick floor at all times.

        PRESCO shall furnish Amoco without cost to Amoco the following reports, data and information:

        DURING THE DRILLING OF ANY WELL(S) LOCATED
ON THE EXPLORATION AREA

        1.     Copies of the survey plat, governmental forms, and daily drilling or completion reports showing nature of all work done shall be provided. Depth and formations penetrated shall be telecopied (303) 830-5388 (Attn: Dean Tinsley) or telephoned (303) 830-5141 (Attn: Dean Tinsley) daily beginning the date actual drilling is commenced and continuing until final completion of the well(s) or plugging and abandonment of same. Also Amoco shall be given sufficient notification prior to any and all drill stem tests, coring, or logging, so that a company representative can be present during such work if Amoco so desires. Amoco shall also be notified if the well is a dry hole and shall receive copies of the plugging reports. If PRESCO does not elect to run a drill stem test or core certain intervals that Amoco believes are necessary, Amoco shall have the right, to request PRESCO perform and/or obtain said wireline formation tests, drill stem tests or sidewall cores before the well is plugged or production casing is set, at its sole cost, risk and expense,

        2.     PRESCO agrees to maintain adequate mud to assure good sample returns, good hole conditions for drill stem testing and. logging operations. If applicable, PRESCO shall have the Mud Engineer run a HT-HP fluid loss test. Amoco shall receive daily copies of the Mud Check reports and any recaps.

        3.     PRESCO agrees to have a one (1) man unit mud logger on location for the drilling of Exploration Test Wells unless previously agreed to by Amoco and PRESCO from the Heebner Shale (Upper Pennsylvanian) to total depth,

        4.     One (1) set of dry drilling samples shall be furnished by PRESCO to the Kansas Geological Survey, Sample Library in Wichita Kansas. Samples should be collected every ten (10) feet Prom the Heebner Shale to rotary total depth.

        5.     PRESCO shall furnish to Amoco, at Amoco's expense, slabs of all cores taken to Amoco Production Company, 2980 Huron Street, Denver, Colorado 80202.

        UPON COMPLETION OF TILE TEST WELL(S)

        6.     Copies of all logs are to be sent to Amoco by Telecopier (303) 830-5300 before any orders are given to plug the well; unless other arrangements have been made.

        7.     Three (3) copies of final prints of the following logs shall be furnished to Amoco for Exploration Test Wells: Compensated Neutron-Formation Density with PE curve from total depth to Heebner Shale and Dual Induction SFL w/Gamma Ray from total depth to base of surface casing. For wells other than Exploration Test Wells, PRESCO agrees to furnish to Amoco the same respective number of final prints of all logs which have been run.

        8.     One (1) copy of survey to determine the deviation of the. hole from the vertical, (if surveys taken).

        9.     Two (2), copies of any core analysis and complete reports.

        10.   Two (2) copies of drill stem test charts and complete reports.

        11.   One (1) print and one (1) reproducible copy of all velocity survey data, (if survey conducted).

        12.   Two (2) copies of any stimulation proposals or job reports.

        13.   Two (2) copies of any cased hole logs.

        14.   Two (2) copies of gas oil ratio tests, if any.

        15.   Two (2) copies of reservoir fluid, gas analysis, or water analysis, if any.

        16.   Two (2) copies of any open flow potential and shut-in tests; One (1) copy of any four-point test.

        17.   Two (2) copies of final geological report as compiled by well site geologist showing detailed lithological and fluoroscopic examination by depth with porosity, gas chromatograph and drilling rate plots, utilized from Heebner Shale to total depth.

        18.   Two (2) copies of photoprints of the plugging records required by the governmental office or body having jurisdiction on the premises, if the well is a dry hole, or, if a well is capable of production, two (2) copies of the report advising the State regulatory body of such fact.

        Unless otherwise specifically provided herein, all of the above information shall be furnished to the following address:

Mailing Address	Street Address
Amoco Production Company	Amoco Production Company
P.O. Cox 800	1670 Broadway
Denver, Colorado 80201	Denver, Colorado 80201
Telephone No. (303) 830.6141	Attn: Dean Tinsley
Facsimile: (303) 830-5388
Attn: Dean Tinsley

        IF PRODUCTION IS OBTAINED

        19.   Two (2) copies of any subsurface pressure and fluid level tests and productivity index determination, whether by pressure bomb or sonic sounder.

        20.   Two (2) copies of each report covering all subsequent workover operations, such as: deepening, acidizing, fracing, etc., if any.

        21.   Two (2) copies of each open flow potential or capability test (flawing pressure with rate) and any shut-in test results, if any.

        22.   All Production data and reports shall be mailed to:

        Production/Engineering Department
Amoco Production Company
Attn: Dean Tinsley
P.O. Box 800
Denver, Colorado 80201

EXHIBIT "D"

        Attached to and made a part of that certain Farmout Contract dated November 14, 1997, by and between AMOCO PRODUCTION COMPANY. "Amoco" and PRESCO, Inc. "PRESCO".

        ENVIRONMENTAL STIPULATIONS

        PRESCO shall use, and shall require its contractors, employees and agents to use, environmentally sound materials and practices in its operations on the Exploration Area so as to minimize or eliminate wastes, hazards and impacts on the environment. These practices include the following:

1.
PRESCO shall assess the material available for a given purpose and shall select the least toxic option available. This would include, but not be limited to, materials such as solvents, paints, paint thinners, boiler chemicals, thread compounds, cleaners and mud products. Material Safety Data Sheets for each product provide information to determine its relative toxicity.

2.
Pipe dope containing lead or zinc shall be applied in such a manner to minimize the total volume required. Low toxicity compounds shall be used on drill pipe. No muds or pipe dope containing chrome shall be brought onto the Exploration Area.

3.
PRESCO shall participate in a recycling program for all wastes generated where recycling is an economically viable option. This shall include all used oils., solvents, drums, etc.

4.
PRESCO shall remove any unused product from the Exploration Area. Unused commercial products shall not be mixed with domestic or oilfield wastes. No waste materials shall be put in any reserve pits or flare pits except drilling and workover fluids where allowed by law.

5.
All trash shall be removed from the premises and all pits on the drilling location shall be properly closed as soon as practical following the drilling of any well.

6.
PRESCO shall practice water conservation measures.

7.
PRESCO shall provide dikes, ditches, or other methods of containment for all fuel and oil containers. Any leakage or spillage shall be promptly reported to the appropriate authorities as required by statute, rule, or regulation, and to the appropriate Amoco representative. PRESCO shall have a Spill Prevention, Control and Countermeasure Plan in effect as required by the code of Federal Regulations Title 40, Part 112.

8.
PRESCO shall adopt practices for minimization of volume and toxicity of wastes for all waste streams.

9.
PRESCO shall handle and dispose of any and all solid waste., including hazardous waste, as defined in Code of Federal Regulations Title 40, Parts 261.2 and 261.3, resulting from the performance of its operations on the Exploration Area in accordance with all applicable federal, state and local statutes, regulations, ordinances and requirements. The joint working interest owners if any, shall own all waste generated in connection with PRESCO's operations on the Exploration Area in proportion to each party's interest therein.

EXHIBIT "E"

        Attached to and made a part of that certain Farmout Contract dated Member 14, 1997, by and between Amoco Production Company, Fanner and Presco, Inc., Farmee.

ASSIGNMENT OF OIL AND GAS LEASE

STATE OF KANSAS	)
:ss
COUNTY OF	)

        KNOW ALL MEN BY THESE PRESENTS:

        THAT, in consideration of the sum of Ten Dollars ($10.00) rind other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AMOCO PRODUCTION COMPANY, a Delaware corporation, with an office in the Amoco Building, 1670 Broadway, Denver, Colorado 80202, hereinafter referred to as "Assignor" or "Amoco", hereby does bargain, sell, assign, transfer and convey unto PRESCO, INC., whose address is P.O. Box 7520, The Woodlands, Texas 77387, its successors and assigns, hereinafter referred to as "Assignee", all of Amoco's right, title and interest in and In the oil and gas lenses) described on Exhibit "A", attached hereto and by this reference made a part hereof, insofar as said Lease(s) cover the oil and gas mineral rights in tire land described on Exhibit "A", subject to any depth limitations described on said Exhibit "A", said land being situated in            County, State of Kansas, all other depths, zones and formations being expressly reserved herein to Amoco, (said lease(s) and land insofar as said leases) coder the nil and gas mineral rights lying in and under said land as to the subsurface depths assigned hereby are sometimes referred to herein as "Lease Acreage") subject to the following terms, covenants and conditions:

        1.     The Lease Acreage covered hereby is assigned by the Assignor and accepted by tine Assignee subject to the overriding royalties, production payments, net profits obligations, carried working interests and other payments oat of or with respect to production which are of record and with which said Lease Acreage is encumbered; and the Assignee hereby assumes and agrees to pay, perform or carry, as the case may be, each of said overriding royalties, production payments, net profits obligations, carried working interests and other payments net of or with respect to production, to the extent that it is or remains a burden on the Lease Acreage herein assigned.

        2.     The Assignor hereby excepts and reserves unto itself, its successors or assigns, a proportionate, non-convertable overruling royalty interest equal to the difference between twenty percent (20.0%) and any existing landowners royalties, overriding royalties and other burdens on production of record as of November 14, 1997, of all oil, distillate, condensate, liquid hydrocarbons, gas and casinghead gas produced and saved from said Lease Acreage under said lease(s), which shall be delivered free of ail cost and expense, except taxes on production, at the well or wells on said Lease Acreage or, at the Assignor's option, to the credit of the Assignor into the pipe line to which said well or wells maybe connected;

        3      With respect to the overriding royally herein excepted and reserved by the Assignor, the Assignor and the Assignee agree, as follows:

          (a)   That said overriding royalty shall extend to any extensions or renewals of said lease(s) which are renewed or extended within one hundred twenty (120) days of said lease(s)' expiration.

          (b)   That oil and gas used in drilling and operations on said Lease Acreage and in the handling of production therefrom shall be deducted before said overriding royalty is computed.

          (c)   That in the event said lease(s) or interest herein assigned cover less than all the oil and gas mineral rights in and to the land covered by this Assignment, said overriding royalty as to such lease(s) shall be proportionately reduced.

          (d)   That in the event any drilling and spacing unit established by governmental authority for production from the Lease Acreage embraces land in addition to the land covered by this Assignment, said overriding royalty shall be proportionately reduced so as in be equal to that proportionally of said production which the number of surface acres covered by this Assignment and placed in said unit bears to the total number of surface acres included in such drilling or spacing unit.

        4.     Assignee shall furnish to Assignor authentic itemized monthly reports of all production from or attributable to the Lease Acreage as well as the documented operating costs incurred in connection with such production. Such reports shall he mailed to Assignor not later than forty five (45) days following the last day of the month following that for which the reports are made.

        5.     As to any wells drilled on said Lease Acreage by the Assignee after the delivery of this assignment, the Assignee shall, prior to the commencement of drilling operations, give Assignor notice thereof and shall give to Assignor access to said wells and the derrick floor at all reasonable limes, and, upon request of the Assignor, shall furnish to the Assignor welt samples of all cores and cuttings consecutively taken, unless the Assignor elects to take such samples; and, at the request of the Assignor, the Assignee shall furnish to the Assignor copies of any electrical well formation surveys made.

        6.     This Assignment is matte subject to all the terms and the express and implied covenants and conditions of said leases) to the extent of the rights hereby assigned, which terms, covenants and conditions the Assignee hereby assumes and agrees to perform with respect to the lands covered hereby. This Assignment is made subject to the terms and provisions of that certain Farmout Contract dated November 14, 1997 by and between Amoco and Assignee. Said terms, covenants and conditions,' insofar as the said Lease Acreage is concerned, shall be binding on the Assignee, net only in favor of the lesser or lessors and their heirs, successors and assigns, but also favor of the Assignor and. its successors and assigns.

        7.     In the event that the Assignee should elect to surrender, abandon or release all or any of its rights in said Lease Acreage, or any part thereof, the Assignee shall notify the Assignor not less than thirty (30) days in advance of such surrender, abandonment or release and, if requested by the Assignor, the Assignee immediately Omit reassign such tights in said Lease Acreage, or such part thereof, to the Assignor.

        8.     This assignment is made without warranty of an kind, either express or implied,

        9.     All entices, reports and other communications required or permitted hereunder, or desired to be given with respect to the tights or Interests herein assigned nr reserved, shall be deemed to have properly given or delivered when delivered personally or when sent by certified mail or facsimile, with all postage or charges fully prepaid, and addressed to the Assigner and Assignee, respectively, as follows:

Assignor:	Amoco Production Company P.O. Box 800 Denver, Colorado 80201 Attn: Western U. S, Business Unit -Land Manager
Assignee:	Presco, Inc. P.O. Box 7520 The Woodlands, Texas 77387

        10.   The terms, covenants anti conditions hereof shall he binding upon and shall inure to the benefit of, the Assignor and the Assignee and their respective heirs, successors or assigns; mitt such terms, covenants and conditions shall be covenants running with the lands herein described and the Lease Acreage herein assigned and with each transfer or assignment of said land or Lease Acreage.

        11.   Assignee shall provide to Amoco three (3) copies of the completion report for each well drilled on the Lease Acreage or land pooled therewith within fifteen (15) days after it is filed with the applicable state agency. One (1) copy shall be sent to Amoco at P.O. Box 3092, Houston, Texas 77253 to the attention of the Natural Gas Manager (West); and two (2) copies shall be sent to Amoco at P.O. Box 1100, Denver, Colorado 80201, of which one (I) copy shall be to the attention of Crude Oil Supply Manager, and of which one (i) copy shall he to the anent inn of Western U. S. Business Unit—Land Manager,

        Assignee shall provide to Amoco three (3) copies of the completion report for each well drilled on the Lease Acreage or land pooled therewith within fifteen (15) days niter it is filed with the applicable stale agency. One (I) copy shall be sent to Amoco at P.O. Box 3092, Houston, Texas 77253 to the attention of the Natural Gas Manager (West); and two (2) copies shall he sent to Amoco at P.O. Box 800, Denver, Colorado 130201, of which one (1) copy shall be to the attention of Crude Oil Supply Manager, and of which one (1) copy shall be to the attention of Western U. S. Business Unit Land Manager.

        Not longer than thirty (30) days from the completion of a gas well drilled hereunder, Assignee shall notify Amoco in writing that a well has been completed.

        A.    Call on Oil:

        Amoco reserves and excepts unto itself, its successors and assigns, the option and exclusive right at any time, at all times and from time to throe, to purchase nil oil, distillate, condensate, and other liquid hydrocarbons, including natural gas liquids produced at any processing facility to the extent that the source gas stream for this liquid production originates from said Lease Acreage, hereinafter referred to as "Oil", produced and saved from said Lease Acreage or allocated to said Lease Acreage. Within seven (7) days of written notice, by Assignee to Anima, to the attention of the Crude Oil Supply Manager, at the address set forth above, that Assignee has received it bona fide offer for time purchase of Oil, Amoco shall notify Assignee whether or not it elects to exercise its option to purchase said Oil. If Amoco elects to exercise its option, payment for any Oil purchased hereunder shall match the terms and pricing included in said bona fide offer. If Amoco does not notify Assignee within the seven (7) tiny period that it has elected to exercise mid option, it shall be deemed an election to waive this option. If Amoco does not elect to exercise its option to purchase such Oil as provided above, Assignee may enter into a contract to sell to another party far a term not to exceed one (1) year. Upon the termination of any such sales contract, Assignee shall give written notice to Amoco and Amoco's right to the above seven (7) day option period. shall be revived.

        If, alter exercising Its option, Amoco should thereafter wish to cease purchasing Oil, it may do so upon thirty (30) days advance notice to Assignee. Should Amoco elect not to exercise its option to purchase Oil, or having made an election should Amoco determine to cease purchasing Oil, such action shall not be a waiver of the right to exercise the option at any later time, Amoco shall not he required to purchase or furnish a market for the Oil.

        B.    Call on Gas:

        Amoco reserves and excepts unto itself, its successors and assigns; the right, but not the obligation to make a bona fide offer to Assignee for the purchase of gas, Assignee shall be under no obligation to accept said offer from Amoco.

        C.    Call Dedication and Processing:

        Amoco reserves and excepts unto itself, its successors and assigns, the following option and right, but not the obligation, to process all gas and casinghead gas ("gas") produced and saved froth said Lease Acreage or allocated to said Lease Acreage. Assignee agrees, at Amoco's sole option on a well by well basis, to dedicate all gas produced from or allocated to the Lease Acreage to Amoco's Kansas Hugoton Jayhawk Plant ("Plant"), located in Grant County, Kansas. The Assignor and Assignee agree to negotiate in good faith and execute a gas processing agreement covering such dedicated gas. Said gas processing agreement shall keep Assignee whole on wellhead BTUs less shrinkage from fuel, volume losses, and unaccounted for gas associated with gathering. The Plant shall retain 100% of the products recovered tram Assignee's gas. Additionally, the gas processing agreement shall include other terms and conditions customarily included in an agreement of this nature and which are consistent with the operation of the Plant. Amoco shell have a period of thirty (30) days from receipt of written notice from Assignee that a gas well has been completed, received at Amoco's address in Houston, within which to exercise its right and option but not the obligation In said gas or to release its right to process. Amoco's election shall be given by written notice to Assignee within said thirty (30) tiny period. Failure to so notify Assignee within the thirty (30) clay period shall he deemed an election by Amoco not to exercise its right.

        12.   Amoco reserves unto itself, its successors and assigns, the right to use the surface of the Lease Acreage assigned herein to conduct operations in those depths, nines and formations not assigned herein.

        13.   In the event there is no longer a well which is producing gas in commercial quantities on the Lease Acreage, Assignor shall have the right, following one hundred twenty (120) days after the date of last production on the Lease Acreage, in which to request the immediate reassignment of the Lease Acreage, Assignee agrees to reassign. the Lease Acreage to Assignor within ten (10) days following receipt o) the reassignment request from Assignor.

        TO HAVE AND TO BOLD said Lease Acreage unto the Assignee, his heirs and assigns, subject to the terms, covenants and conditions hereinabove set forth.

        EXECUTED this            day of                        , 1997, effective as of the            day of                        , 199    .

AMOCO PRODUCTION COMPANY
By
Its Attorney-in-Fact

STATE OF COLORADO	)
CITY AND	:ss
COUNTY OF DENVER	)

        The foregoing instrument was acknowledged before me this            day of                        , 19            , by                        , Attorney-In-Fact for AMOCO PRODUCTION COMPANY, a Delaware corporation.

        WITNESS my hand and official seal.

My Commission expires:

Notary Public 1670 Broadway Denver, Colorado 80202

EXHIBIT "F"

Attached to and made a part of that certain Femora Contract dated November 14, 1997, by and between Amoco Production Company and FRESCO, Inc.

STATE OF	)

: ss.
COUNTY OF	)

OIL AND GAS LEASE

        THIS AGREEMENT, made and entered INTO and effective                        , 19    , by and between AMOCO PRODUCTION COMPANY, a Delaware corporation, whose mailing address is P.O. Box 800, Denver, Colorado 80201, hereinafter referred to as "Lessor," and whose mailing address is

hereinafter referred to as "Lessee";

        WITNESSETH, that the said Lessor for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the covenants and agreements hereinafter contained on the pert of Lessee to be paid, kept and performed, has granted, demised, leased and let and, by these presents hereby does grant, demise; !ease and let, unto Lessee, for the purpose of investigating. exploring, prospecting, drilling, and mining for arid producing oil and/or gas, laying pipelines and building tanks, roads, power stations and other structures thereon necessary to produce, save, store and collect such products, the oil and gas mineral rights lying in and under the following described tract of land situated in                        County, State of Kansas, to wit:

from the surface thereof to, but not below, the base of the St. Louis formation, said lands to the depth above specified being hereinafter referred to as the "lease acreage," subject to the following provisions

        1.     PRIMARY TERM: This lease shall remain In force for a primary term of one (1) year from the effective dale hereof, and as long thereafter as nit or gas shall be produced and saved front the lease acreage, or drilling or reworking operations me conducted thereon without cessation of more than thirty (30) days.

        2.     REQUIRED WELL: Before the expiration of the primary term, Lessee shall commence actual drilling operations at a location approved by Lesser on the tense acreage or on acreage pooled therewith. Thereafter Lessee shall prosecute the drilling of said well diligently, in a workmanlike manner without unnecessary delay to a depth of 5600' feet from the surface or to a depth sufficient to test the St. Louis formation whichever is the lesser depth, Lessee shall complete said well with due diligence.

        3.     RELEASE OF LEASE: At the end of the primary term, Lessee shall execute end record a release of this lease insofar as it corers any part of the lease acreage not included in the spacing unit for the well mentioned in the preceding paragraph, if not spaced by the governmental authority having jurisdiction, said spacing unit shall be deemed in be 640 acres for gas and 160 acres for oil.

        4.     ROYALTIES: Lessee shall pay Lessor royalties as fellows, to wit:

          (a)   Seven and one-half percent of eight-eighths (7 1/2% of 8/8ths) of the proceeds of the sale or if no sale, of the market value, at the well, of all gas and casinghead gas produced and saved front the lease acreage, which shall be paid to the Lessor free of all cost and expense, except taxes on production;

          (b)   Seven and one-half percent of eight-eighths (7 1/2% of 8/8ths) of all oil, condensate, distillate and other liquid hydrocarbons produced and saved from the lease acreage which shall be delivered free of all cost and expense, except taxes on production. at the well or wells out said lease acreage or, at the Lessor's option, to the credit of the Lessor into the pipeline to which said well or wells may be connected;

        5.     POOLING: Lessee is hereby authorized to pool and combine the lease acreage with other leases and lands, or interests therein, so as to form a consolidated unit, as prescribed by appropriate governmental authority, butt, in the event said lease acreage shall be pooled and unitized by Lessee with other leases and lands, or interests therein, so as to form a consolidated unit, a proportionate past of all production from sold consolidated unit, without regard to the location of the well or wells within said consolidated unit from which produced, equal to that proportionate part thereof which the aggregate number of surface news in said lease acreage bears to the aggregate number of surface ages in all of said consolidated unit, shall he treated as though produced in its entirety from said lease nonage; and the royalties hereinabove specified shall be applicable to, end shall constitute a burden against, such proportionate part of said production flan said consolidated trait.

        6.     SHUT-IN PAYMENTS: While there is a well on this lease or on acreage pooled therewith, which well is capable of producing only gas, gas condensate, or some combination of gas and gas condensate, bet from which production is not be sold or used, this lease shall be extended for a period of one year (1 year) from the date such well is shut-in, and the Lessee may tender or pay annually as royalty the sum of One Dollar ($l.00) for tack net mineral acre covered hereby, payment or tender of such royalty may be made by check or draft of Lessee mailed or delivered to Lessor, with the first payment to be made on or before one year (1 year) from and after the date on which such well is shut-in, and a similar payment to be made annually thereafter on or before the anniversary date on which such well is shut-in, and if such payments are so made, it shall be considered that gas, gas condensate, or it combination of gas and gas condensate is being produced in paying quantities from the above described land under all the terms, conditions and limitation of this lease.

        7.     LESSER INTEREST: If Lessor owns a lesser interest in the lease acreage than the entire and undivided fee simple estate therein, then, all royalties herein provided shall be paid Lessor only In the proportion which its interest beers to the whole and undivided fee.

        8.     WELL INFORMATION: Lessee shall furnish Lessor the information and data described on and shall otherwise comply with the provisions of, the Geological Requirements attached as Exhibit "A" and made a part hereof.

        9.     SURFACE RIGHTS: When requested by the surface owner, or by a lessee of the surface owner, Lessee shall bury its pipelines below plow depth. No well shall be drilled nearer than two hundred (200) feet to the house or barn now on the lease acreage, without the written consent of the surface owner. Lessee shall pay for damages to the surface of said land caused by its operations, insofar as Lessor has the right to grant such privilege, Lessee shall have the right at any lime during the term of this lease and for six (6) months thereafter In remove all machinery and fixtures placed on said lease acreage, including the right to draw and remove casing.

        10.   INDEMNITY: Lessee shall assume full responsibility for the lease acreage and shall protect, defend, indemnify and hold Lessor, its employees and agents harmless from and against any and all losses, claims, demands, suits, causes of action, including attorney's fees and expense of litigation, including claims for pollution and environmental damage, any fines or penalties assessed on account of' such damage, and causes of action alleging statutory liability, caused by, arising ant of, or in any way incidental to operations conducted on the lease acreage by Lessee or its agents, assignees or contractors, which obligations shell survive the termination dads lease.

        11.   ASSIGNABILITY: Lessee shall not assign this lease or any interest therein without the written consent of Lessor. The covenants hereof shall extend to the respective successors or assigns of Lessor and Lessee, but no change in the ownership of the land or assignment of royalties shall be binding on Lessee antic after Lessee has been furnished with n true copy thereof.

        12.   NO WARRANTY: This lease is executed and delivered by Lessor, and said lease is accepted by Lessee, without warranty of title, express or implied.

        13.   EFFECT OF LEASE: The terms and provisions of this lease shell be binding upon, and shall inure to the benefit of, Lessor, and lessee end their respective heirs, successors and assigns.

        14.   Other Provisions:

        IN WITNESSETH WHEREOF, this instrument is executed as of the day and year first above written.

AMOCO PRODUCTION COMPANY
By
Its Attorney-in-Fact

STATE OF COLORADO	)
CITY AND	:ss
COUNTY OF DENVER	)

        The foregoing instrument was acknowledged before me this            day of                        , 19    , by                        , Attorney-In-Fact for AMOCO PRODUCTION COMPANY, a Delaware corporation.

        WITNESS my hand and official seal.

My Commission expires:

Notary Public

EXHIBIT "G"

Attached to and made a part of that certain Farmout Contract dated November 14, 1997 by and between Amoco Production. Company, Farmer and PRESCO, Inc., Farmee.

Wellsite Damages

Your Southwest Kansas Royalty Owners Association Board of Directors has adopted the following resolution to use as a guideline for its members in negotiating for settlement of wellsite and surface damages:

RESOLUTION

BE IT RESOLVED, that the Southwest Kansas Royalty Owners Association, acting by and through its Board of Directors, recommends to its members the following guidelines in settling for wellsite damages:

  (1)
  From $1,500 to $3,000 for pasture land, including surface damages

  (2)
  From $2,000 to $4,000 for dry land, including surface damages

  (3)
  From $3,000 to $5,000 for irrigated land, including surface damages

BE IT FURTHER RESOLVED, that the following factors be considered in arriving at surface damages:

  (1)
  Location of well

  (2)
  Weather conditions

  (3)
  Depth of well

  (4)
  Type of soil, it.e., subject to wind and/or water erosion

  (5)
  Amount of acreage used in drilling well, including roadway and pipeline

  (6)
  Cattle guards on pasture land

  (7)
  Fencing wellsite from livestock

  (8)
  Reseeding of grass

BE IT FURTHER RESOLVED, that consideration be given by the lessee in selecting a well location in such a manner as to preserve archeological sites.

PASSED AND ADOPTED this 17th day of December, 1966, by the Board of Directors of the Southwest Kansas Royalty Owners Association.

/s/	Robert Larrabee
President

Attest:

/s/	S. E. Nordling
Secretary

Exhibit H

Attached to and made a part of that certain Farmout Contract dated November 14, 1997 by and between Amoco Production Company as Farmor and PRESCO, Inc. as Farmee.

November 14, 1997

To whom it may concern:

Amoco Production Company "Amoco" has entered into a Farmout Agreement with PRESCO, Inc. "PRESCO" covering all of Amoco's right title and interest, below the base of the Heebner formation in And to lands in Stanton, Morton, Grant, Stevens, Kearny, Finney, Haskell, Hamilton and Seward Counties, Kansas. FRESCO is hereby granted the right to farmout and/or lease the oil, gas and mineral rights owned by Amoco of record in said counties, to third parties subject to the terms and conditions of that certain Farmout Contract dated November 14, 1997,

Very truly yours,

John A. Huston
Attorney-in-Fact

EXHIBIT "I"

Attached to and made a part of that certain Farmout Contract dated November 14, 1997, by and between Amoco Production Company and PRESCO, Inc.

DISPUTE RESOLUTION PROCEDURE

In the event the Parties have a dispute pertaining to any matter set forth in this Contract, or with respect to the interpretation of this Contract, the Parties agree that as a precondition to either Party being able to institute any judicial or administrative proceeding with respect to any such dispute, the Parties will attempt to resolve the dispute by the following dispute resolution procedure or a modified procedure agreed to by both parties in a particular instance:

          1.     If the Parties are unable to agree through tine personnel directly involved, either Party may invoke this dispute resolution procedure by giving written notice to the other, designating an executive officer with appropriate authority to be its representative in negotiations regarding the dispute. Upon receipt of this notice, the receiving Party shall, within five (5) business days, designate an executive officer with similar authority to be its representative. The designated executive officers shall, following whatever investigation each deems appropriate, promptly enter into discussions concerning the dispute. If the dispute is not resolved as a result of such discussions, either Party may request the commencement of good faith negotiations with respect to a procedure for dealing with the dispute through means other than litigation, Upon such request, counsel for the Parties shall promptly communicate concerning the following and other related subjects:

    (a)
    The mode of further proceeding (for example, but not limited to, a formal, non-binding mini-trial before a panel composed of executive officers. of each of the Parties, with or without an independent neutral chairman, advisor, or arbitrator.)

    (b)
    A. procedure and schedule for exchange of documents and other information related to the dispute.

    (c)
    Ground rules and a schedule for the conduct of the selected mode of proceeding.

    (d)
    Selection and compensation of the neutral chairman, advisor, or arbitrator (if any).

          2.     Following the conclusion of any agreed upon formal procedure and a receipt of the input of the neutral chairman, advisor, or arbitrator (if any), the Parties shall continue direct contacts at the executive management level and continue to attempt to resolve the dispute.

Either Party may terminate the dispute resolution procedure at any time by written notice to the other after the initial good faith discussions between their designated executive officers.

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  Exhibit 10.2